EXHIBIT 10.2

Special Retention Agreement

This Special Retention Agreement (this “Agreement”) is entered into by and between ResCare, Inc., a Kentucky corporation (“ResCare”), and Steven S. Reed, a resident of the State of Kentucky (“Executive”), wherein the parties agree as follows:

1.
Definitions. Throughout this Agreement, the term “Company,” used alone, shall include each and all of the following: (a) BrightSpring Health Services, Inc., a Delaware corporation (“BrightSpring”); (b) ResCare; (c) any subsidiary, parent organization, affiliated entity, related entity, or division of any of ResCare or BrightSpring; and (d) any current or former officer, director, manager, trustee, agent, employee, member, shareholder, representative, insurer, or employee benefit or welfare program or plan (including the administrators, trustees, fiduciaries, and insurers of such program or plan) of an entity referenced in or encompassed by Subsections 1(a), 1(b) or 1(c). Throughout this Agreement, the term “Employment Agreement” means that Amended and Restated Employment Agreement between Executive and ResCare dated October 11, 2024.
2.
Employment. Executive gave notice to the Chief Executive Officer of BrightSpring that Executive desired to retire from Company. At the request of BrightSpring, effective October 11, 2024 (the “Transition Date”) Executive has agreed to transition from his current role as Chief Legal Officer of the Company but continue his employment with ResCare providing advisory services on an at-will basis, and on a part-time basis, on the terms and subject to the conditions set forth in the Employment Agreement through March 31, 2025 (the “Retention Date”) (such period of employment referred to herein as, the “Executive Transition”). In the event the Company does not elect to extend the Executive Transition within thirty (30) days prior to the Retention Date, the Executive’s employment shall be considered to be involuntarily terminated by the Company effective on the Retention Date, or such earlier date as set forth in Section 4 of this Agreement. Executive agrees that, except as set forth in this Agreement or the Employment Agreement, Executive shall not be entitled to (and forfeits) any bonuses and awards (such as short term incentive compensation (STIC), long term bonus and stock or equity related compensation). Executive further acknowledges and agrees that, by reason of the diminished service requirements of his part-time employment with ResCare, Executive shall no longer be eligible for participation in the health and welfare plans and arrangements sponsored and maintained by the Company as of the Transition Date (“Cessation of Benefits”).Executive’s employment may be terminated by either party at any time and for any or no reason, and upon such termination Executive’s employment shall end and Executive shall be deemed to have terminated employment from Company in all capacities, whether as an employee, officer, director or otherwise.
3.
Consideration for this Agreement. Subject to and contingent upon Executive’s execution, delivery and non-revocation of this Agreement within thirty (30) days of the date hereof, ResCare shall pay Executive:
(a)
a lump sum cash amount of $181,018.00 within the ninety (90) day period immediately following the Effective Date;
(b)
an additional lump sum cash amount of $271,412.00 (equal to a pro-rated amount of the bonus Executive would have earned under the 2024 short term incentive (from January 1 to September 30) but for Executive transition assuming achieving target at 100%) payable in calendar year 2025 on the same date on which other ResCare employees receive payment of their short term incentive compensation;

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DMS 44599203.10

(c)
an amount equal to the employer portion of the monthly premium that will become due, assuming that upon the Cessation of Benefits Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (as amended, “COBRA”) subject to Executive’s continued compliance with applicable election and eligibility requirements and payment of substantially the amount previously paid for health benefits under the Company’s health and welfare plans prior to the Cessation of Benefits (such requirements, the “COBRA Requirements”), in the form of a reimbursement for up to six (6) months following the Effective Date (or such shorter time if such coverage terminates earlier under Section 4980B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”)) with payment commencing on the first of the month immediately following the month in which Executive timely remits the premium payment; and
(d)
ResCare shall pay Executive’s legal fees incurred solely in connection with negotiating this Agreement and the Employment Agreement, which legal fees shall be reasonable and limited to no more than $30,000.

Executive acknowledges and agrees that the compensation and/or other benefits to be paid pursuant to subparagraphs (a) - (d) above (the “Initial Release Consideration”) reflect consideration provided to Executive over and above anything of value to which Executive is already is entitled under the Employment Agreement or otherwise.

4.
Severance. As severance, only if all of the following conditions are met, (a) Executive remains employed by ResCare until through the Retention Date or such earlier date as Executive’s employment is terminated by ResCare without Cause (as defined in the Employment Agreement), Executive dies or Executive resigns for Good Reason (as defined in the Employment Agreement), with such date being the date Executive shall have an involuntary termination of employment with the Company (such date, the “Termination Date”); (b) Executive is in material compliance with the terms of the Employment Agreement and this Agreement and each other agreement, plan or policy with or of Company to which Executive is a party or otherwise bound; and (c) Executive (or upon Executive’s death Executive’s estate) executes and returns to ResCare the reaffirmation of release agreement in the form attached hereto as Exhibit A (the “Reaffirmation Agreement”) and if that Reaffirmation Agreement becomes effective and is not revoked, all within sixty (60) days of the Termination Date, then (collectively, the below subsections, the “Severance”):
(e)
ResCare shall pay $724,032.00 in equal installments over a period of twenty-four (24) months following the Termination Date, beginning on the first payroll date that is after the Reaffirmation Agreement becomes effective and on the same payroll schedule on which other ResCare employees receive payment, with the first such payment covering the time period from the Termination Date through the payment date;
(f)
ResCare shall continue to pay the employer portion of Executive’s COBRA coverage premiums up and until twelve (12) months following the Termination Date (or such shorter time if such coverage terminates earlier under Section 4980B of the Code), provided that Executive shall continue to comply with the COBRA Requirements;
(g)
Executive holds vested stock options issued to Executive pursuant to the Amended and Restated Phoenix Parent Holdings Inc. 2017 Stock Incentive Plan (as amended, the “2017 Plan”) and the grant notice(s) and award agreement(s) issued to Executive thereunder (collectively, with the 2017 Plan, the “2017 Plan Documents”) and

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the time period for Executive to exercise any stock options that are vested under the 2017 Plan Documents on the Termination Date shall be amended and extended to the earlier of (i) December 31, 2027 or (ii) their applicable expiration date; and
(h)
Executive holds unvested performance based stock options issued to Executive pursuant to the 2017 Plan Documents and, notwithstanding the termination of Executive’s employment, Executive will remain eligible to vest in the unvested portion of such stock options until the earlier of (i) March 31, 2026 or (ii) their applicable expiration date.

The Severance reflects consideration provided to Executive over and above anything of value to which Executive is already is entitled. Notwithstanding anything herein to the contrary, upon cessation of Executive’s employment, for any reason or no reason, Executive shall be entitled to Executive’s Base Salary through the date of cessation of employment and, except as otherwise provided herein, such employee benefits, if any, as to which Executive may be entitled under the retirement and health benefit plans of Company according to their terms (the “Accrued Rights”).

5.
Incentive Awards. Except as otherwise set forth herein, this Agreement shall not amend any stock options issued to Executive on or prior to the date hereof under the 2017 Plan Documents or any stock options or restricted stock units issued to Executive on or prior to the date hereof under the BrightSpring Health Services, Inc. 2024 Equity Incentive Plan (as amended, the “2024 Plan”) and the grant notices award agreement(s) issued to Executive thereunder (collectively, with the 2024 Plan, the “2024 Plan Documents”). For purposes of clarity, and subject to the terms of the 2017 Plan Documents and the 2024 Plan Documents, (a) until the date Executive’s employment with Company ceases for any reason or no reason, Executive shall retain and continue to be eligible to vest in all stock options and restricted stock units issued to Executive under the 2017 Plan Documents and the 2024 Plan Documents; and (b) upon the cessation of Executive’s employment with Company for any reason or no reason, except as otherwise set forth in Section 4(c), Executive will forfeit any stock options and restricted stock units, whether under the 2017 Plan Documents, the 2024 Plan Documents or otherwise, that are unvested on the date Executive’s employment with Company ceases for any reason or no reason and all stock options will remain subject to the terms and conditions of the 2017 Plan Documents or the 2024 Plan Documents, as applicable (including, without limitation, the forfeiture of those stock options if not exercised within the time period after the date Executive’s employment with Company ceases for any reason or no reason as required by the applicable 2017 Plan Documents or 2024 Plan Documents, as modified under Section 4(c) hereof).
6.
Tax. The Initial Release Consideration and any Severance is compensation, and shall be subject to all appropriate taxes, deductions, and withholdings. ResCare shall withhold appropriate taxes on the Initial Release Consideration and any Severance and include such payments as wages on Executive’s W‑2. ResCare makes no representation or warranty as to the tax consequences or liability arising from said payments. Moreover, the parties understand and agree that any tax consequences and/or liability arising from these payments to Executive shall be the sole responsibility of Executive. To this extent, Executive acknowledges and agrees that Executive will pay any and all income or other tax which may be determined to be owed by Executive in connection with the sums described herein and will indemnify and hold harmless Company from the same to the extent such indemnification is permitted by applicable law.
7.
Section 409A. Executive and Company agree and confirm that this Agreement is intended by both parties to provide for compensation that is either exempt from or compliant with Section 409A of the Code. This Agreement shall be interpreted, construed and administered in

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accordance with this agreed intent, provided that the Company does not promise or warrant any tax treatment of compensation hereunder.

To the extent that any provision of this Agreement fails to satisfy those requirements, the parties shall cooperate to modify any provision shall to bring the provisions into compliance with those requirements while preserving as closely as possible the original intent and economic benefit to Executive and the Company of the provision and this Agreement without violating the provisions of Section 409A of the Code. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” as defined in Section 409A of the Code, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean “separation from service”. For purposes of Section 409A of the Code, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

8.
General Release and Waiver. In consideration for this Agreement, Executive (for Executive, Executive’s agents, assigns, heirs, executors, estate and administrators) releases and discharges Company from any claim, demand, action, or cause of action, known or unknown, which arose at any time from the beginning of time to the Effective Date, and waives all claims relating to, arising out of, or in any way connected with Executive’s interactions with Company and/or employment with ResCare, the cessation of that employment, or the compensation or benefits payable in connection with that employment or the cessation of that employment, including (without limitation) any claim, demand, action, or cause of action, including claims for attorneys’ fees and costs, (hereinafter collectively referred to as “Claims”), based on but not limited to: The Age Discrimination in Employment Act of 1967, as amended (“ADEA”), 29 U.S.C. § 621, et seq; The Americans With Disabilities Act of 1990, as amended (“ADA”), 42 U.S.C. § 12101, et seq.; The Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq.; The Family and Medical Leave Act of 1993, as amended (“FMLA”), 29 U.S.C. § 2601, et seq.; The Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. § 1981; The Lilly Ledbetter Fair Pay Act of 2009; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq.; The Pregnancy Discrimination Act; the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), 29 U.S.C. § 1161, et seq. (except if eligible, Executive’s right to obtain continuation of insurance coverage); The Fair Credit Reporting Act, as amended, 15 U.S.C. § 1681, et seq.; The Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., and any similar state law; The Equal Pay Act, as amended, 29 U.S.C. § 206, et seq.; The National Labor Relations Act, 29 U.S.C. § 151, et seq.; any Kentucky state law and/or local law or ordinance that relates to employers, employees, or the workplace; any Kentucky wage law; any existing or potential entitlement under any Company program or plan, including wages or other paid leave; any existing or potential agreement, contract, representation, policy, procedure, or statement (whether any of the foregoing are express or implied, oral or written and including, without limitation, the Employment Agreement between ResCare and Executive dated April 15, 2013 as amended on May 1, 2024 and which was superseded by the Employment Agreement); Claims arising under any federal, state and local fair employment practices law, and any other employee or labor relations statute, executive order, law or ordinance, and any duty or other employment-related obligation, Claims arising from any other type of statute, executive order, law or ordinance or common law, Claims arising from contract or public policy, as well as tort, tortious cause of conduct, breach of implied covenant of good faith and fair dealing, breach of

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contract, intentional and/or negligent infliction of emotional distress, invasion of privacy, defamation, wrongful discharge, negligence, discrimination, harassment, and retaliation, together with all claims for monetary and equitable relief, punitive and compensatory relief and attorneys’ fees and costs; and/or Claims under the U.S. or Kentucky Constitution.

Executive further releases and discharges Company, and waives all Claims related to any other federal, state, or local law, whether arising or emanating from statute, executive order, regulation, code, common law, or other source, including, but not limited to, all actions sounding in tort, contract, and/or any doctrine of good faith and fair dealing. Executive understands and agrees that Executive is releasing Company from any and all claims and is giving up the opportunity to recover any compensation, damages, or any other form of relief in any proceeding brought by Executive or on Executive’s behalf.

Notwithstanding the foregoing, this Agreement is not intended to operate as a waiver or release of: (a) any unpaid base compensation for the current pay period; (b) qualified 401k retirement benefits that are vested, the eligibility and entitlement to which shall be governed by the terms of the applicable plan or benefits under Company’s welfare benefit plan(s); (c) claims that may arise for indemnification of Executive as a director or officer to the extent provided in BrightSpring’s governing documents and/or for coverage under any directors and officers insurance policy; (d) any rights with respect to stock options granted to Executive pursuant to the 2017 Plan Documents or stock options or restricted stock units granted to Executive pursuant to the 2024 Plan Documents; or (e) any breach of this Agreement by ResCare.

Moreover, nothing in this Section 8 or this Agreement shall be interpreted to waive or extinguish any rights which — by express and unequivocal terms of law — may not under any circumstances be waived or extinguished including, without limitation, under the ADEA if those rights or claims arise after the date Executive signs this Agreement, nor preclude Executive from challenging the validity of this Agreement under the ADEA.

In addition, nothing in this Section 8, Section 9 or in this Agreement shall be construed to (a) prevent Executive from filing a charge or complaint (including a challenge to the validity of this Agreement) with the Securities and Exchange Commission (“SEC”), Equal Employment Opportunity Commission, the state civil rights commission, or any other, similar federal, state, or local agency or another governmental agency; (b) limit Executive’s ability to communicate directly with the SEC, or otherwise prevent Executive from participating in any investigation or proceeding conducted by the SEC, or other governmental agency; or (c) establish a condition precedent or other barrier to exercising these rights.

9.
Covenant Not to Sue. Except for those matters not waived as set forth in Section 8, Executive agrees that Executive will never sue or file a lawsuit against Company including, without limitation, any lawsuit concerning or in any way related to Executive’s employment with ResCare, the termination of that employment, the compensation or benefits payable in connection with Executive’s employment, or any other interaction or relationship with Company, and that no such suit is currently pending. Should Executive violate any aspect of this Section 7, Executive agrees that any suit shall be null and void, and must be summarily dismissed or withdrawn. This Section 7 and this Agreement shall not operate to waive or bar any claim which — by express and unequivocal terms of law — may not under any circumstances be waived or barred. Moreover, this Agreement shall not operate to waive rights or claims under the ADEA if those rights or claims arise after the date Executive signs this Agreement, nor preclude Executive from challenging the validity of the Agreement under the ADEA or otherwise enforcing this Agreement.

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10.
Applicable Law. This Agreement shall be interpreted, enforced, and governed under the laws of the Commonwealth of Kentucky, without regard to conflict of laws principles thereof.
11.
Choice of Forum; Waiver of Jury Trial. Executive understands and acknowledges Company’s desire and need to defend any litigation against it in Kentucky. Accordingly, the parties agree that any claim brought by Executive against Company or any of its employees or agents must be maintained only in the state and federal courts having responsibility for Louisville, Kentucky. Executive further understands and acknowledges that in the event Company initiates litigation against Executive, Company may need to prosecute such litigation in Executive’s forum state, in the State of Kentucky, or in such other state where Executive is subject to personal jurisdiction. In addition, Executive specifically consents to personal jurisdiction in the State of Kentucky. Both parties waive the right to a jury trial.
12.
General Conditions. Should either Party ever materially breach any provision or obligation under this Agreement, the Parties agree that (i) prior to seeking any remedies, the non-breaching Party shall provide the breaching Party with written notice of such breach and provide the non-breaching Party fourteen (14) days written notice to cure such breach, and (ii) following such notice and cure opportunity, the range of remedies includes the following:
(i)
The breaching Party shall pay all damages incurred by the non-breaching Party following and/or as a result of the breaching Party’s breach.
(j)
In connection with Executive’s uncured material breach, Executive shall forego and no longer be entitled to any portion of any Initial Release Consideration or Severance sum or benefit remaining to be paid or conferred pursuant to this Agreement.
(c)
In connection with Executive’s uncured material breach, Company shall cease all Severance payments and Executive shall — upon written request by Company to do so — reimburse ResCare via certified check for the value of anything previously paid or provided by Company as part of any Severance, net of taxes actually paid (and with respect to taxes actually paid Executive agrees to, in good faith, seek a refund of such paid taxes and upon any refund remit same to Company) save $5,000. In the event this reimbursement provision is triggered, Executive agrees that the remaining provisions of the Agreement shall remain in full force and effect.

Nothing in this Section 12 is intended to limit or restrict any other rights or remedies Company may have by virtue of this Agreement or otherwise.

13.
Application. This Agreement and the Reaffirmation Agreement, including the payments hereunder, shall apply to, and inure to the benefit of, Executive, as well as to Executive’s heirs, executors, administrators, assigns, and successors. This Agreement and the Reaffirmation Agreement also shall apply to, and inure to the benefit of, Company, the predecessors, successors, and assigns of Company, and each past, present, or future employee, agent, representative, officer, or director of Company. For the avoidance of doubt, in the event of the death of Executive prior to full payment of the payments hereunder, such payments shall be made to Executive’s estate.
14.
Disclaimer of Liability. Neither this Agreement nor the Reaffirmation Agreement shall be construed as an admission of liability or wrong‑doing by either party.
15.
Return of Property. Upon cessation of Executive’s employment for any reason or no reason, Executive shall promptly return to ResCare any property of Company then in Executive’s possession or control, including without limitation, any confidential information or

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any electronic devices owned by Company in Executive’s possession or control or otherwise purchased by Company on Executive’s behalf without deletion or modification of any business related or personal data, software, or programs then existing on such devices.
16.
Notices. All notices, consents, waivers, and other communications under this Agreement or the Reaffirmation Agreement must be in writing if to ResCare, Inc. d/b/a BrightSpring Health Services, 805 N. Whittington Parkway, Louisville, KY 40222, attention Chief Executive Officer, or if to Executive at the most recent address on the records of ResCare, or such other addresses as a party may designate by notice to other parties, and will be deemed to have been duly given: (a) when delivered by hand (with written confirmation of receipt); (b) five days after being sent by U.S. certified mail, return receipt requested; or (c) one business day after being sent overnight for next day delivery if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses first set forth above (or to such other address as a party may designate by notice to the other party).
17.
Effective Date. This Agreement may only be accepted during the 21‑day period after Executive receives this Agreement. In the event Executive signs this Agreement within the twenty‑one (21) days following Executive’s receipt of this Agreement, Executive shall have an additional seven (7) days to revoke this Agreement (with any revocation needing to be mailed and emailed to the attention of Chief Human Resources Officer, ResCare, Inc. d/b/a BrightSpring Health Services 805 N. Whittington Parkway, Louisville, KY 40222; email: lisa.nalley@brightspringhealth.com). This Agreement shall not become effective, and none of the benefits set forth in this Agreement will become due or payable, until after the Effective Date of this Agreement (the “Effective Date” being the first day after Executive has executed the Agreement within the allotted 21‑day period and the 7‑day revocation period has expired without revocation being exercised).
18.
Complete Agreement. This Agreement, the Employment Agreement, the 2017 Plan Documents, the 2024 Plan Documents, the Management Stockholders’ Agreement dated December 7, 2017 by and among BrightSpring, KKR Phoenix Aggregator, L.P., a Delaware limited partnership (“KKR”), and the other parties identified as Management Stockholders (which includes Executive) (as amended, the “Stockholders Agreement”) and, if executed, the Reaffirmation Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes and encompasses all prior and contemporaneous oral and written agreements, negotiations or discussions among the parties regarding the subject matter hereof and constitutes a complete and exclusive statement of the terms of the agreement among the parties regarding the subject matter hereof. In the event of any conflict between this Agreement and the Employment Agreement, this Agreement shall govern and control. Notwithstanding the foregoing, nothing in this Agreement is intended to or shall limit, supersede, nullify, or affect any other duty or responsibility Executive may have or owe to Company by virtue of any separate agreement, plan, or other legal obligation.
19.
Amendment. Neither this Agreement nor the Reaffirmation Agreement may be amended except by a written agreement executed by the party to be charged with the amendment. The parties agree that all representations, warranties, covenants, and agreements of and by the parties will survive and are fully enforceable after the date hereof.
20.
No Reliance. Except as set forth herein or in the Reaffirmation Agreement, Executive acknowledges and agrees that, in executing this Agreement and if executed when Executive later executes the Reaffirmation Agreement, Executive does not rely and has not relied upon any representations or statements not set forth herein or the Reaffirmation Agreement made by Company with regard to the subject matter, basis, or effect of this Agreement or the Reaffirmation Agreement, the benefits to which Executive is or may be entitled, or any other

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matter. Executive agrees that the obligations set forth in this Agreement and the Reaffirmation Agreement have been negotiated fully and fairly and represent an agreement based on the totality of the transactions.
21.
Non-Disparagement by ResCare. ResCare agrees to cause the executives of BrightSpring who perform policy-making functions and are subject to reporting requirements under Section 16 of the Securities Exchange Act of 1934 to refrain, while acting in their capacity as an executive of BrightSpring, from making statements that disparage Executive.
22.
Counsel. Executive acknowledges and agrees that the Employment Agreement and this Agreement were drafted by Barnes & Thornburg LLP, counsel to Company, and that Barnes & Thornburg LLP is not counsel to Executive. Executive acknowledges that Executive has been fully, separately and independently informed and advised by Outten Golden and Cohen Buckmann, each as counsel to Executive and that Executive has, in addition thereto, made such independent inquiry and investigation with respect to all of the same as Executive deemed necessary to be fully informed.

[Remainder of Page Intentionally Left Blank.]

[Signature Page Follows.]

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Knowledge and Understanding

Executive acknowledges under penalties of perjury that: (a) Executive received this Agreement on October 11, 2024; (b) Executive has been, and is hereby, advised to consult with an attorney prior to executing this Agreement and has been given a reasonable amount of time within which to consult with an attorney; (c) Executive has been given a period of twenty‑one (21) days within which to consider this Agreement; (d) Executive has availed Executive of all opportunities Executive deems necessary to make a knowing, voluntary, and fully informed decision; (e) Executive has signed this Agreement free of duress or coercion; and (f) Executive is fully aware of Executive’s rights, and has carefully read and fully understands all provisions of this Agreement before signing.

Agreed to by: ResCare, Inc.

/s/ Steven S. Reed By: /s/ Jon B. Rousseau

Steven S. Reed Jon B. Rousseau

President and Chief Executive Officer

Dated: October 11, 2024 Dated: October 11, 2024

Signature Page

Special Retention agreement

Exhibit A

Reaffirmation of the Special Retention Agreement

I, Steven S. Reed (“Executive”), hereby reaffirm the terms of the Special Retention Agreement previously entered into between ResCare, Inc., a Kentucky corporation (“ResCare”), and me on October 11, 2024, (the “Agreement”), a copy of which is attached hereto as Attachment 1 and is incorporated by reference into this subsequent Reaffirmation of the Special Retention Agreement (this “Reaffirmation”). I hereby reaffirm that I have complied with all the terms of the Agreement and that I will continue to do so. I also reaffirm and agree to all the terms of the Agreement as delineated in Attachment 1 as of the date hereof. This shall not apply to rights or claims that may arise after the date the parties sign this Reaffirmation. Any capitalized term used in this Reaffirmation and not defined herein shall have the meaning ascribed to such term in the Agreement.

Without limiting the foregoing, and in consideration for the Agreement and this Reaffirmation, I (for myself, my agents, assigns, heirs, executors, estate and administrators) release and discharge Company from any claim, demand, action, or cause of action, known or unknown, which arose at any time from the beginning of time to the date I execute this Agreement, and waive all claims relating to, arising out of, or in any way connected with her interactions with Company and/or employment with ResCare, the cessation of that employment, or the compensation or benefits payable in connection with that employment or the cessation of that employment, including (without limitation) any claim, demand, action, or cause of action, including claims for attorneys’ fees and costs, (hereinafter collectively referred to as “Claims”), based on but not limited to: The Age Discrimination in Employment Act of 1967, as amended (“ADEA”), 29 U.S.C. § 621, et seq; The Americans With Disabilities Act of 1990, as amended (“ADA”), 42 U.S.C. § 12101, et seq.; The Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq.; The Family and Medical Leave Act of 1993, as amended (“FMLA”), 29 U.S.C. § 2601, et seq.; The Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. § 1981; The Lilly Ledbetter Fair Pay Act of 2009; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq.; The Pregnancy Discrimination Act; the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), 29 U.S.C. § 1161, et seq. (except if eligible, my right to obtain continuation of insurance coverage); The Fair Credit Reporting Act, as amended, 15 U.S.C. § 1681, et seq.; The Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., and any similar state law; The Equal Pay Act, as amended, 29 U.S.C. § 206, et seq.; The National Labor Relations Act, 29 U.S.C. § 151, et seq.; any Kentucky state law and/or local law or ordinance that relates to employers, employees, or the workplace; any Kentucky wage law; any existing or potential entitlement under any Company program or plan, including wages or other paid leave; any existing or potential agreement, contract, representation, policy, procedure, or statement (whether any of the foregoing are express or implied, oral or written); Claims arising under any federal, state and local fair employment practices law, and any other employee or labor relations statute, executive order, law or ordinance, and any duty or other employment-related obligation, Claims arising from any other type of statute, executive order, law or ordinance or common law, Claims arising from contract or public policy, as well as tort, tortious cause of conduct, breach of implied covenant of good faith and fair dealing, breach of contract, intentional and/or negligent infliction of emotional distress, invasion of privacy, defamation, wrongful discharge, negligence, discrimination,

Exhibit A Page A-1

harassment, and retaliation, together with all claims for monetary and equitable relief, punitive and compensatory relief and attorneys’ fees and costs; and/or Claims under the U.S. or Kentucky Constitution.

I further release and discharge Company, and waive all Claims related to any other federal, state, or local law, whether arising or emanating from statute, executive order, regulation, code, common law, or other source, including, but not limited to, all actions sounding in tort, contract, and/or any doctrine of good faith and fair dealing.

I understand and agree that I am releasing Company from any and all claims and is giving up the opportunity to recover any compensation, damages, or any other form of relief in any proceeding brought by me or on my behalf. Notwithstanding the foregoing, this Agreement is not intended to operate as a waiver or release of: (a) any unpaid base compensation for the current pay period; (b) qualified 401k retirement benefits that are vested, the eligibility and entitlement to which shall be governed by the terms of the applicable plan or benefits under Company’s welfare benefit plan(s); (c) claims that may arise for indemnification of Executive as a director or officer to the extent provided in BrightSpring’s governing documents and/or for coverage under any directors and officers insurance policy; (d) any rights with respect to stock options granted to Executive pursuant to the 2017 Plan Documents or stock options or restricted stock units granted to Executive pursuant to the 2024 Plan Documents; or (e) any breach of the Agreement or this Reaffirmation by ResCare. Moreover, nothing in this paragraph or this Reaffirmation shall be interpreted to waive or extinguish any rights which — by express and unequivocal terms of law — may not under any circumstances be waived or extinguished including, without limitation, under the ADEA if those rights or claims arise after the date Executive signs this Reaffirmation, nor preclude Executive from challenging the validity of this Reaffirmation under the ADEA. In addition, nothing in this paragraph or in this Agreement shall be construed to (i) prevent Executive from filing a charge or complaint (including a challenge to the validity of this Agreement) with the Securities and Exchange Commission (“SEC”), Equal Employment Opportunity Commission, the state civil rights commission, or any other, similar federal, state, or local agency or another governmental agency; (ii) limit Executive’s ability to communicate directly with the SEC, or otherwise prevent Executive from participating in any investigation or proceeding conducted by the SEC, or other governmental agency; or (iii) establish a condition precedent or other barrier to exercising these rights.

Except for those matters not waived as set forth in this Reaffirmation, I agree that I will never sue or file a lawsuit against Company including, without limitation, any lawsuit concerning or in any way related to my employment with ResCare, the termination of that employment, the compensation or benefits payable in connection with my employment, or any other interaction or relationship with Company, and that no such suit is currently pending. Should I violate any aspect of this paragraph, I agree that any suit shall be null and void, and must be summarily dismissed or withdrawn. This paragraph, the Agreement and this Reaffirmation shall not operate to waive or bar any claim which — by express and unequivocal terms of law — may not under any circumstances be waived or barred. Moreover, this Reaffirmation shall not operate to waive rights or claims under the ADEA if those rights or claims arise after the date I sign this Reaffirmation, nor preclude me from challenging the validity of the Agreement or this Reaffirmation under the ADEA or otherwise enforcing the Agreement or this Reaffirmation.

Exhibit A Page A-2

I acknowledge and agree that payment of the Severance by ResCare to me reflects consideration provided to me over and above anything of value to which I already am entitled, and shall be subject to all appropriate taxes, deductions, and withholdings. I also confirm that as of the date I sign this Reaffirmation that there are no other benefits, wages, or payments that remain unpaid or owing (other than Accrued Rights). I further understand and agree that any tax consequences and/or liability arising from the Severance to me shall be my sole responsibility. To this extent, I acknowledge and agree that I will pay any and all income or other tax which may be determined to be owed by me in connection with the sums described in the Agreement and will indemnify and hold harmless Company from the same.

BY SIGNING THIS REAFFIRMATION, I acknowledge under penalties of perjury that: (a) I have carefully read and fully understand all provisions of this Reaffirmation and the underlying Agreement to which I am reaffirming my acceptance; (b) I am fully aware of my rights, and I understand that I am giving up important rights; (c) I agree to all the terms contained within the Agreement and this Reaffirmation; (d) I have been advised to consult with an attorney prior to executing this reaffirmation and have been given a reasonable amount of time within which to consult with an attorney; (e) I have been given a period of twenty one (21) days within which to consider this Reaffirmation and the Agreement which I am reaffirming, and have been provided seven (7) days after signature to revoke such acceptance in writing; (f) I have availed myself of all opportunities I deem necessary to make a knowing, voluntary, and fully informed decision; and (g) I have signed this Reaffirmation free of duress or coercion.

The parties have each executed this Reaffirmation of the Special Retention Agreement on the dates indicated below.

Agreed to by: Accepted by:

ResCare, Inc.

By:

Steven S. Reed _____________, ____________

Dated: Dated:

Exhibit A Page A-3